Contact:	Joseph S. Podolski
Chief Executive Officer
(281) 719-3447

Repros Therapeutics Inc. Announces Financing

THE WOODLANDS, Texas, October 8, 2009 – Repros Therapeutics (NasdaqGM:RPRX) today announced that Repros has entered into a definitive agreement with institutional investors to sell 3.5 million shares of its common stock at $1.27 per share for gross proceeds of approximately $4.4 million. The offering is expected to close on or about October 9, 2009, subject to the satisfaction of customary closing conditions.

The securities described above are being offered by Repros pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission (SEC). Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC's website at www.sec.gov or directly from the Company by contacting Repros Therapeutics, 2408 Timberloch Place, B-7, The Woodlands, TX 77380.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, to settle or otherwise resolve its outstanding liabilities resulting from the Proellex® clinical trials recently put on clinical hold,  to successfully defend itself against the recently-filed class action complaints, to continue to maintain its listing on any Nasdaq trading market, whether a clear clinical path for Androxal can be realized, the eventual outcome of the recent discussions and correspondence with the FDA regarding the Proellex clinical trials currently on clinical hold and  whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether the NIH license for Proellex can be maintained, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.